Exhibit 99

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ELEVATES
LEADERSHIP TEAM TO SEIZE GROWTH OPPORTUNITY

LINCOLN, Nebraska (January 17, 2024) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) has announced the following appointments of four newly created executive officer positions:

●	Helen Hrdy – Chief Customer Officer
●	Jason Hahn – Chief Revenue Officer
●	Christophe Louvion – Chief Product Technology Officer
●	Andy Monnich – Chief Corporate Development Officer

Helen Hrdy, a leader at NRC Health, has been promoted to the role of Chief Customer Officer significantly expanding her responsibilities. Jason Hahn, Christophe Louvion, and Andy Monnich have joined NRC Health with a track record of success in similar positions at leading healthcare information and technology companies such as Press Ganey, Perceptyx, Episource, PatientPop, and Practicing Excellence.

Chief Executive Officer Michael Hays emphasizes, “This announcement reflects one of several investments to capture expanding market opportunities through serving clients across increasingly interconnected patient, customer, and employee experience markets, which collectively have the potential to double the Company's total addressable market. In fact, we recently won a significant multi-million-dollar contract with Advocate Health, the fifth largest not-for-profit health system in the country. This win underscores the competitive advantage gained through an expanded product portfolio built on a strong foundation of healthcare expertise. With the guidance of our expanded leadership team, NRC Health is focused on fully capitalizing on these opportunities.”

For more than 40 years, NRC Health has led the charge to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding® helps leading healthcare systems get to know each person they serve not as point-in-time insights, but as an ongoing relationship. Guided by its uniquely empathic heritage, NRC Health’s patient-focused approach, unmatched market research, and emphasis on consumer preferences are transforming the healthcare experience, creating strong outcomes for patients and entire healthcare systems. For more information, email  info@nrchealth.com, or visit www.nrchealth.com.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” “focus,” “potential,” “will,” derivations thereof, and similar terms and phrases. In this press release, the statement related to the potential to double the Company’s total addressable market is a forward-looking statement. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.